                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 4)*



                                Administaff, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   00 7094 105
-------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2001
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

      [ ]   Rule 13d-1(b)
      [ ]   Rule 13d-1(c)
      [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                          -----------------
CUSIP NO. 00 7094 105                                          PAGE 2 OF 5 PAGES
---------------------                                          -----------------


================================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                      Richard G. Rawson
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             (a)
             [ ]
             (b)
             [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
                                        1,394,026 (*)
    NUMBER OF
     SHARES              -------------------------------------------------------
  BENEFICIALLY              6        SHARED VOTING POWER
    OWNED BY                                  400 (**)
      EACH
    REPORTING            -------------------------------------------------------
     PERSON                 7        SOLE DISPOSITIVE POWER
      WITH                              1,394,026

                         -------------------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                              400 (**)

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    1,394,426

--------------------------------------------------------------------------------
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
             (SEE INSTRUCTIONS)
             [ ]
--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    4.5%

--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                    IN

================================================================================

      (*) Includes 137,875 shares held by Richard G. Rawson, 75,733 exercisable employee stock options (rights to buy), 50 shares held by Richard G. Rawson as Custodian for Barbie Rawson UGMA, 658,866 shares held by RDKB Rawson L.P. and 521,502 shares held by R&D Rawson L.P.

     (**) Represents 350 shares held by Dawn M. Rawson (spouse) and 50 shares held by Kimberly Rawson (daughter).

---------------------                                          -----------------
CUSIP NO. 00 7094 105                                          PAGE 3 OF 5 PAGES
---------------------                                          -----------------


ITEM 1.

   Item 1(a)      Name of Issuer:          Administaff, Inc.

   Item 1(b)      Address of Issuer's
                  Principal Executive      19001 Crescent Springs
                  Offices:                 Kingwood, Texas 77339-3802

ITEM 2.

   Item 2(a)      Name of Person Filing:   Richard G. Rawson

   Item 2(b)      Address of Principal
                  Business Office or, if   19001 Crescent Springs
                  none, Residence:         Kingwood, Texas 77339-3802

   Item 2(c)      Citizenship:             United States

   Item 2(d)      Title of Class of        Common  Stock,  par value $0.01 per
                  Securities:              share

   Item 2(e)      CUSIP Number:            00 7094 105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.

ITEM 4.           OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)  Amount Beneficially Owned: See Cover Page Item 9

                  (b)  Percent of Class: See Cover Page Item 11

                  (c)  Number of shares as to which such person has:

                             (i)   Sole power to vote or to direct the vote:
                                   See Cover Page Item 5

                             (ii)  Shared power to vote or to direct the
                                   vote:  See Cover Page Item 6

---------------------                                          -----------------
CUSIP NO. 00 7094 105                                          PAGE 4 OF 5 PAGES
---------------------                                          -----------------


                             (iii) Sole power to dispose or to direct the
                                   disposition of:  See Cover Page Item 7

                             (iv) Shared power to dispose or to direct the disposition: See Cover Page Item 8

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
                                                            [X]

                  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable.

ITEM 10.          CERTIFICATION

                  Not Applicable.

---------------------                                          -----------------
CUSIP NO. 00 7094 105                                          PAGE 5 OF 5 PAGES
---------------------                                          -----------------


                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February  11, 2002
                                          --------------------------------
                                                      Date

                                             /s/ RICHARD G. RAWSON
                                          --------------------------------
                                                    Signature

                                          RICHARD G. RAWSON
                                          Executive Vice President of
                                          Administration, Chief Financial
                                          Officer, and Treasurer


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).